Exhibit 99.1

N E W S   R E L E A S E

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces Second Quarter Results and Dividend

BOWIE, MD — July 17, 2008 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., (the “Bank”) today announced results of operations for both its second quarter and the six month period ending June 30, 2008.  WSB Holdings became the holding company of the Bank as of January 3, 2008,  WSB will report financial results on a calendar year basis (unlike the Bank’s previous fiscal year).  Accordingly, results of operations and other financial data for periods prior to January 1, 2008 are for the Bank, and thereafter are for WSB Holdings on a consolidated basis.

WSB reports net income of $514,000 or $0.07 per basic share and $0.06 per diluted share for the three months ended June 30, 2008, a 26% decrease in net earnings compared to $699,000 or $0.09 per basic and diluted share for the comparable period of the prior year.  WSB reported net earnings for the first six months of 2008 of $982,000, or $0.13 per basic share and $0.12 per diluted share for the period ending June 30, 2008, representing a 30% decrease in net earnings of $1,410,000 or $0.19 per basic share and $0.17 per diluted share for the comparable period of the prior year.  The Board of Directors is pleased that the net income increased from the first quarter, despite the impact of the weakening local and national economies.

WSB also announced a four-cent per share cash dividend to be paid on August 7, 2008 to stockholders of record as of July 28, 2008.

With financial news media daily reporting stress and concerns over financial institutions, the Bank is pleased that it maintains capital levels well in excess of regulatory standards for “well capitalized” institutions.  As of June 30, 2008 the Bank’s ratio of core capital of $53.3MM to tangible assets of $447.5MM stands at 19%, while the applicable regulatory standard to be determined as “well capitalized” is 5%, or $22.4MM.  This represents $30.9MM of capital in excess of the regulatory standard for being classified as “well capitalized”.

About The Washington Savings Bank, F.S.B.

The Washington Savings Bank, F.S.B. is a $445 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, WSB serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,
	2008	2007	% Change
Interest Income	$6,885,000	$7,004,000	(2)%
Interest Expense	$3,958,000	$3,694,000	7%
Net Interest Income	$2,927,000	$3,310,000	(12)%
Non-Interest Income	$843,000	$648,000	30%
Non-Interest Expenses	$3,054,000	$2,972,000	3%
Provision for Loan Losses	$0	$0	0%
Net Earnings	$514,000	$699,000	(26)%
Basic Earnings Per Share	$0.07	$0.09	(22)%
Diluted Earnings Per Share	$0.06	$0.09	(23)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,599,747	7,585,564	0%
Average Diluted Shares Outstanding	7,988,002	8,127,219	(2)%

	Six Months Ended June 30,
	2008	2007	% Change
Interest Income	$13,942,000	$13,813,000	1%
Interest Expense	$7,957,000	$7,280,000	9%
Net Interest Income	$5,985,000	$6,533,000	(8)%
Non-Interest Income	$1,610,000	$1,507,000	7%
Non-Interest Expenses	$6,222,000	$5,949,000	5%
Provision for Loan Losses	$0	$0	0%
Net Earnings	$982,000	$1,410,000	(30)%
Basic Earnings Per Share	$0.13	$0.19	(31)%
Diluted Earnings Per Share	$0.12	$0.17	(29)%
Dividends Declared Per Share	$0.08	$0.08	0%
Average Shares Outstanding	7,598,441	7,553,527	1%
Average Diluted Shares Outstanding	7,986,555	8,120,290	(2)%

	As of June 30,
	2008	2007	% Change
Total Assets	$453,365,000	$445,377,000	2%
Non-Accrual Loans	$11,023,311	$7,934,744	39%
Accruing Loans More than 4 Months Past Due	$1,606,035	$206,845	676%
Non-Performing Loans	$12,629,346	$8,141,589	55%
Non-Performing Assets	$15,870,007	$8,812,006	80%
Total Loans Held-For-Investment	$230,715,000	$209,159,000	10%
Deposits and Borrowings	$389,364,000	$380,904,000	2%
Total Stockholders’ Equity	$61,294,000	$62,224,000	(1)%
Book Value Per Share	$8.06	$8.20	(2)%
Return on Average Assets	0.43%	0.65%	(34)%
Return on Average Equity	3.11%	4.52%	(31)%

			To be Considered Well		Excess over Levels to be
			Capitalized Under Prompt		Considered Well Capitalized
	Washington Savings Bank, F.S.B.		Corrective Action		Under Prompt Corrective Action
As of June 30, 2008:	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 capital (to risk weighted assets)	$53,310,327	18.44%	$17,345,730	6.00%	$35,964,597	12.44%
Total capital (to risk weighted assets)	54,944,610	19.01%	28,909,550	10.00%	26,035,060	9.01%
Core capital (leverage) (to tangible assets)	53,310,327	19.01%	22,374,654	5.00%	30,935,673	14.01%

Forward-Looking Statements

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release. In addition to expectations, assessments, and risks described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the OTS, the Bank’s future results and prospects may be dependent upon a number of other factors that could cause the Bank’s performance to compare unfavorably to prior periods.